EXHIBIT 99.1

Company Contact: David Beckman Chief Legal Officer & Secretary SITEL Worldwide Corporation +1 877.95.Sitel david.beckman@sitel.com	Media Contact: Sean Erickson SITEL Worldwide Corporation +1 877.95.Sitel sean.erickson@sitel.com	Investor Relations: Neal Miller SITEL Worldwide Corporation +1 877.95.Sitel neal.miller@sitel.com

SITEL WORLDWIDE CORPORATION ANNOUNCES PRELIMINARY SECOND QUARTER 2015 RESULTS

Nashville, Tennessee – July 23, 2015 - SITEL Worldwide Corporation ("SITEL Worldwide" or the "Company"), one of the world’s largest and most diversified providers of customer care outsourcing services, today announced its preliminary financial results for the three and six months ending June 30, 2015.

On July 10, 2015, Groupe Acticall, one of the largest Customer Relationship Management companies headquartered in France, agreed to acquire SITEL Worldwide pursuant to that Agreement and Plan of Merger (the “Merger Agreement”) between the Company, Groupe Acticall S.A. (“Purchaser”), Saturn Merger Sub Corporation, a wholly owned subsidiary of Purchaser, and Onex American Holdings Subco LLC.

In order to facilitate the consummation of certain financing transactions contemplated in the Merger Agreement, the Company today announced its preliminary financial results for the three and six months ending June 30, 2015.

THREE AND SIX MONTHS ENDED JUNE 30, 2015 FINANCIAL SUMMARY (UNAUDITED)
Revenue

•	We expect to report Revenues of $343.3 million for the quarter ended June 30, 2015, a decrease of $5.4 million compared to $348.7 million during the same period of 2014.

•	When adjusted for the impact of foreign currency, revenue increased $28 million or 8.0% from the second quarter of 2014.

Adjusted EBITDA

•	We expect to report consolidated Adjusted EBITDA of $26.3 million for the quarter which includes approximately $1.0 million of fees associated with the merger transaction.

•	Adjusted EBITDA is flat when compared to the second quarter of 2014, or up 4% when adjusted for the one-time merger fees.

Cash Flow

•	We expect net cash provided by operating activities to be $22.5 million, an increase of $43.1 million compared to a $20.6 million use of cash for the prior year.

•	We expect net cash used in investing activities to be $18.4 million, an increase of $2.9 million compared with $15.5 million for the prior year.

•	The resulting 2015 preliminary net free cash flow of $4.1 million is up $40.2 million as compared to the prior year.

(Unaudited) (In millions)	For the Three Months Ended June 30,
	2015	2014	$ Variance	% Variance

Revenue	$343.3	$348.7	($5.4)	(1.6)%

Adjusted EBITDA	26.3	26.3	—	0.0%
Adjusted EBITDA % of Revenue	7.7%	7.5%	0.2%

	For the Six Months Ended June 30,
	2015	2014	$ Variance	% Variance

Revenue	$697.9	$699.2	($1.3)	(0.2)%

Adjusted EBITDA	58.7	47.3	11.4	24.1%
Adjusted EBITDA % of Revenue	8.4%	6.8%	1.6%

	For the Six Months Ended June 30,
	2015	2014	$ Variance	% Variance

Net Cash from (used in) Operations	$22.5	($20.6)	$43.1	209.2%

Net Cash used in Investing	(18.4)	(15.5)	(2.9)	-18.7%

Net Free Cash Flow	4.1	(36.1)	40.2	111.4%

The table below sets forth a reconciliation from our preliminary unaudited Net income to our expected Adjusted EBITDA for the three and six months ending June 30, 2015. Net income is the most directly comparable financial measure presented in accordance with GAAP that we are able to estimate at this time.

	For the Three Months Ended,		For the Six Months Ended,
(Unaudited) (in millions)	2015	2014	2015	2014
Net loss	$(6.2)	$(21.6)	$(14.2)	$(40.4)
Income taxes	1.4	2.8	3.5	9.8
Interest expense and other financing costs, net	21.1	21.4	42.7	43.0
Impairment and gain on disposal	(0.2)	(0.1)	(0.2)	0.0
Amortization of intangibles	0.0	0.0	0.1	0.5
Depreciation	8.8	8.5	17.8	17.0
Restructuring and exit charges	1.0	12.5	1.3	15.8
Non-cash (gain) loss on FX	(0.4)	2.7	7.5	2.3
Non-cash loss (gain) on FX hedges	0.7	(0.6)	0.1	(1.2)
Non-cash stock compensation	0.1	0.1	0.0	0.0
Other	0.0	0.6	0.1	0.5
Adjusted EBITDA	26.3	26.3	58.7	47.3

Unaudited Preliminary Operating Results

We have not yet finalized our financial statement close process for the three and six months ending June 30, 2015. In connection with the finalization process, we may identify items that would require us to make adjustments to our preliminary operating results set forth above. As a result, our financial results could be different from those set forth below and those differences could be material.

The preliminary financial data included above has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP has not completed their review with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Financial Measures

The information in this release includes EBITDA and Adjusted EBITDA, non-GAAP financial measures within the meaning of applicable SEC rules and regulations. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP and may not be comparable to other companies' non-GAAP measures with similar titles.

Adjusted EBITDA is the Company’s primary non-GAAP financial measure. The Company uses Adjusted EBITDA to enhance its understanding of its operating performance in the ordinary, ongoing, and customary course of operations. The Company has historically found it helpful, and believes that investors have found it helpful.

The Company also provides information relating to Adjusted EBITDA so that analysts, investors and other interested persons have the same data that the Company uses to assess its core operating performance. The Company believes that Adjusted EBITDA should be viewed only as a supplement to the U.S. GAAP financial information. The Company also believes, however, that providing this information in addition to, and together with, U.S. GAAP financial information permits analysts, investors and other interested persons to obtain a better understanding of its core operating performance and to evaluate the efficiency of the methodology and information used by management to evaluate and measure such performance on a standalone and a comparative basis.

The use of Adjusted EBITDA has certain limitations. Restructuring, depreciation and amortization expense for various long-term assets, income tax expense or benefit, interest expense, interest income, non-cash gain or loss on foreign exchange, and non-cash gain or loss on foreign exchange hedges have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of the results. The Company compensates for these limitations by providing the relevant disclosure of the depreciation and amortization, interest expense, income tax expense and other relevant items both in the reconciliations to the U.S. GAAP financial measures and in the consolidated financial statements, all of which should be considered when evaluating performance.

Forward-Looking Statements

The information in this release contains forward-looking statements about the Company’s future performance, which are based on management’s assumptions and beliefs in light of the information currently available to it. Forward-looking statements relate to future events or future performance of the Company and include statements about the Company’s expectations or forecasts for future periods and events. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” the negative of such terms or other comparable terminology. The Company disclaims any obligation to update those statements, except as applicable law may require it to do so, and cautions you not to rely unduly on them. The Company has based those forward-looking statements on its current expectations and assumptions about future events, which may prove to be inaccurate. While the Company’s management considers those expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risk factors that are from time to time included in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q.

About Sitel
As caring for customers becomes the differentiator that drives consumer spend, Sitel is advancing its position as a world leader in outsourced customer care innovation. With over 30 years of industry experience, Sitel’s 61,100 employees support clients with CRM contact center services that provide predictable and measurable Return on their Customer Investment by building customer loyalty, increasing sales and improving efficiency. Sitel manages client programs on behalf of some of the best known brands in the world, with global solutions that include customer acquisition, customer care, technical support and social media programs. Sitel maintains global standards of excellence, operating in approximately 108 facilities in 21 countries, supporting client customers located in 62 countries across North America, South America, Europe, Africa and Asia Pacific in 40 languages. Sitel is privately held and majority owned by Canadian diversified company, Onex Corporation. For more information, please visit www.sitel.com.